GOLDEN BOOKS SIGNS $30 MILLION CREDIT AGREEMENT

     NEW YORK, June 3, 1998 -- Golden Books Family Entertainment (NASDAQ:GBFE) announced today that it has signed a previously disclosed $30 million, three-year working capital credit agreement with NationsCredit Commercial Corporation, through its NationsCredit Commercial Funding division. In conjunction with this new credit facility, the company amended the Indenture governing its senior notes and granted noteholders a security interest in certain assets of the company.

     "We now have a solid foundation in place to accelerate growth and return the company to profitability as it transitions from a traditional publishing company to a broadly based children's entertainment company," said Richard E. Snyder, Chairman and Chief Executive Officer. "These new funds will help us make planned investments in operational improvements and growth initiatives."

     Golden Books Family Entertainment, Inc. is the leading publisher of children's books in North America and owns one of the largest libraries of family entertainment copyrights. The Company creates, publishes and markets entertainment products for children and families through all media.